EXHIBIT 99.5

CONSENT OF CREDIT SUISSE SECURITIES (USA) LLC

Board of Directors

ON Semiconductor Corporation

5005 E. McDowell Road

Phoenix, Arizona 85008

Members of the Board:

We hereby consent to the inclusion of (i) our opinion letter, dated December 12, 2007, to the Board of Directors of ON Semiconductor Corporation (“ON”) as Annex E to the joint proxy statement/prospectus included in the Registration Statement of ON on Form S-4 (the “Registration Statement”) relating to the proposed merger involving ON and AMIS Holdings, Inc. and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled “SUMMARY – Opinions of the Parties’ Financial Advisors”, “THE MERGER – Background of the Merger”, “THE MERGER – The ON Board of Directors’ Recommendation and Reasons for the Merger” and “THE MERGER – Opinion of Financial Advisor to the ON Board of Directors”. In giving our consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/    CREDIT SUISSE SECURITIES (USA) LLC

Date: January 10, 2008